UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 16, 2005

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-03389	11-6040273
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

11 Madison Avenue, New York, New York		10010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 589-2700

   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 16, 2005, WeightWatchers.com, Inc. (“WW.com”), a subsidiary of Weight Watchers International, Inc. (the “Company”), borrowed $215,000,000 pursuant to two credit facilities (the “Credit Facilities”), consisting of (i) a five year, senior secured first lien term loan facility in an aggregate principal amount of $170,000,000 (the “First Lien Term Credit Facility”) and (ii) a five and one-half year, senior secured second lien term loan facility in an aggregate principal amount of $45,000,000 (the “Second Lien Term Credit Facility”).   The Credit Facilities are governed by two credit agreements among WW.com, Credit Suisse, as administrative agent and collateral agent, and the lenders party thereto (collectively, the “Lenders”).  The proceeds of the Credit Facilities have been used to finance a portion of the redemption by WW.com of all of its outstanding shares of common stock held by Artal Luxembourg S.A. (“Artal”), as well as to pay related fees and expenses incurred in connection with the redemption. As a result of the redemption, WW.com has become a wholly-owned subsidiary of the Company.

The First Lien Term Credit Facility bears an interest rate equal to LIBOR plus 2.25% per annum or, at WW.com’s option, the alternate base rate, as defined, plus 1.25% per annum. The Second Lien Term Credit Facility bears an interest rate equal to LIBOR plus 4.75% per annum or, at WW.com’s option, the alternate base rate, as defined, plus 3.75% per annum.  Each of WW.com’s existing and future domestic subsidiaries have guaranteed the Credit Facilities.  The Company has not guaranteed the Credit Facilities.

Loans outstanding under the Credit Facilities (i) must be prepaid with certain percentages of excess cash flow and net cash proceeds of asset sales, issuances, offerings or placements of debt obligations of WW.com and issuances of equity securities of WW.com; and (ii) may be prepaid at any time in whole or in part without premium or penalty, with certain exceptions.  The rights and priorities of the Lenders under the Credit Facilities are governed by an intercreditor agreement.

The Credit Facilities contain customary covenants, including affirmative and negative covenants that, in certain circumstances, restrict WW.com’s ability to incur additional indebtedness, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell WW. com assets and enter into consolidations, mergers and transfers of all or substantially all of WW.com’s assets. The Credit Facilities also require WW.com to maintain specified financial ratios and satisfy financial condition tests. The Credit Facilities contain customary events of default.  Upon the occurrence of an event of default under the Credit Facilities, amounts outstanding may be immediately due and payable.

Cautionary Statements

The foregoing description of the terms of the Credit Facilities does not purport to be complete and is qualified in its entirety by reference to each of the relevant agreements for the Credit Facilities, which will be included in a subsequent filing with the Securities and Exchange Commission.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On December 16, 2005, WW.com redeemed all of its outstanding shares of common stock held by Artal for the aggregate cash consideration of approximately $304,800,000, pursuant to the previously reported Redemption Agreement dated as of June 13, 2005 by and among WW.com, Artal and the Company (the “Redemption”).  WW.com paid a per share price of $25.21 for each WW.com share redeemed, the same price paid by the Company on July 2, 2005 for all of the equity interests in WW.com not owned by Artal pursuant to the previously reported merger of SCW Merger Sub, Inc. with and into WW.com.  WW.com used cash on hand and the proceeds of the Credit Facilities to finance the Redemption as well as to pay related fees and expenses incurred in connection with the Redemption.

Following the Redemption, the Company owns 100% of WW.com.  Artal and its affiliates own approximately 63% of the outstanding shares of the Company.  The Redemption was evaluated, negotiated and recommended by a Special Committee of the Company’s Board of Directors, consisting of the Company’s independent directors.

Cautionary Statements

The foregoing description of the terms of the Redemption does not purport to be complete and is qualified in its entirety by reference to Redemption Agreement, which was included in a filing with the Securities and Exchange Commission.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On December 16, 2005, the Company issued a press release announcing the completion of the Redemption.  The Press Release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits. 99.1	Press Release dated December 16, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: December 20, 2005	By:	/s/ Robert W. Hollweg
	Name:	Robert W. Hollweg
	Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit	Description
99.1	Press Release dated December 16, 2005.